Exhibit 99.2

NAVISTAR’S SOUTH AMERICAN ENGINE SUBSIDIARY AGREES TO
ACQUIRE ANOTHER DIESEL ENGINE COMPANY

WARRENVILLE, Ill.—April 14, 2005—Navistar International Corporation (NYSE: NAV) announced today that its South American engine subsidiary, International Engines South America, has agreed to acquire MWM Motores Diesel Ltda (MWM), a major Brazilian diesel engine producer. Purchase price was not disclosed.

MWM produces a broad line of medium and high speed diesel engines ranging from 50 to 310 horsepower for use in pick-ups, vans, light and semi-heavy trucks, as well as agricultural, marine and electric generator applications. OEM customers include a number of the most important corporations in the automotive, agricultural and industrial segments, including General Motors, Volkswagen and Nissan. Annual production exceeds 85,000 engines with 2004 revenues for the privately held company of approximately $370 million.

Although the agreement has been completed, CADE, the Brazilian anti-trust regulatory authority, will review the combination of the two companies. Only minimal synergies can be achieved prior to CADE approval.

Daniel C. Ustian, Navistar chairman, president and chief executive officer, said the acquisition supports the company’s strategy to grow its engine business at both ends of the range of diesel engines currently produced. Ustian noted that in addition to increased volume, the acquisition provides an important addition to engineering capability and will allow the company to better serve customers in the growing South American market.

“This acquisition will spread the costs of the company’s emissions solutions over a broader range of engines and is consistent with our corporate commitment to invest in businesses that provide growth and return to shareowners,” Ustian said. “We will be able to better serve customers with a wider range of products and leverage our industry-leading emissions technology globally. Additionally, the acquisition will allow International to tap the huge potential in both North America and South America for cost effective dieselization of Class 5 and smaller vehicles.”

Owned by the Thiele family, MWM began operations in Brazil in 1953. The company is headquartered and has manufacturing operations in Sao Paulo, Brazil.

MWM, in terms of engines produced, is the market leader in South America. Under a outstanding management team and with 20 years of leadership by owner Heinz Thiele, the company developed a strong reputation for its product and application engineering, quality and the value it delivered to customers and enjoys excellent brand reputation.

“We have been successfully developing our business in South America together with our customers, suppliers and other business partners,” Thiele said. “Following repeated customers’ demands over years, the internationalization of MWM has been a strategic target, aiming for volume scale; a solid base for long-term competitiveness. In addition, the level of investments in new technologies needed to meet the most stringent emissions requirements led to the conclusion that an alignment with a global company is supportive to fully attend the future technical demands in a cost effective way.”

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Exhibit 99.2 (continued)

The new company will be operated as MWM International Industria da Motores da America do Sul Ltda., with Waldey Sanchez, currently managing director of International’s South American engine business, serving as president and chief executive officer. “MWM is an excellent organization that has accomplished a significant position in the South American market and the combination of the two organizations will create the premier diesel engine company in South America,” Sanchez said. “By combining our resources, engineering expertise and product lines, we will be able to offer our customers a wider range of products that will deliver value to their businesses. We are acquiring additional research and development capabilities in Brazil that will help us to react quickly to the increasingly tough emissions requirements and help us to more cost effectively develop products to serve our customers in Brazil and other parts of the world.”

Navistar entered the South American market in March 1999, when it acquired a 50 percent interest in a company that was renamed Maxion International Motores S.A. In January 2001, Navistar became the sole owner of Maxion International Motores and shortly thereafter, the company was renamed. International Engines South America.

International’s current South American engine business produces a full line of diesel engines ranging from 95 to 275 horsepower for use by original equipment manufacturers and exports diesel engines to Mexico, Australia and the United Kingdom. Like MWM, International’s customers include very important corporations in the automotive, agricultural and industrial segments. Manufacturing operations are located in Canoas, Brazil and Jesus Maria, Argentina.

Navistar International Corporation (NYSE: NAV) is the parent company of International Truck and Engine Corporation. The company produces International® brand commercial trucks, mid-range diesel engines and IC brand school buses and is a private label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. With the broadest distribution network in North America, the company also provides financing for customers and dealers. Additionally, through a joint venture with Ford Motor Company, the company builds medium commercial trucks and sells truck and diesel engine service parts. Additional information is available at: www.internationaldelivers.com

Forward-Looking Statements
Statements contained in this news release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this news release and we assume no obligation to update the information included in this news release. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. For a further description of these factors, see Exhibit 99.1 to our Form 10-K for the fiscal year ended October 31, 2004.

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